Exhibit 2.2
Amendment No. 1
to
Agreement and Plan of Merger
between
Seguin Natural Hair Products Inc.
and
Yuengling’s Ice Cream Corporation

This Amendment is effective as of January 9, 2018 between Seguin Natural Hair Products Inc. (“Seguin”) and Yuengling’s Ice Cream Corporation (Yuengling’s).

Recitals

Seguin and Yuengling’s entered into an Agreement and Plan of Merger dated as of December 28, 2017 (“Merger Agreement”). Effective January 9, 2018, Yuengling’s issued its Convertible Promissory Note to Freelife Investments Inc. in the amount of US$15,000.00 (“Note”). The Merger Agreement  provides in Article 5.01 that, among other things,  Seguin and Yuengling’s will cooperate in qualifying the common stock of the Surviving Corporation, as defined in the Merger Agreement, with Depository Trust Company (“DTC”). Seguin and Yuengling’s desire to amend the Merger Agreement to clarify their mutual intent and understanding concerning the use of the proceeds of the Note for DTC eligibility.

Amendment

Article 5.01 of the Merger Agreement is amended to read as follows, which amendment is highlighted and italicized for reference purposes only:

5.01 Conduct of Business.

(A)          From and after the date of this Agreement to the Effective Time unless consented to in writing, Seguin and Yuengling’s, respectively:

(a) will conduct their business and operations according to their usual, regular and ordinary course in substantially the same manner as heretofore conducted;

(b) will use reasonable efforts to preserve intact their business organization and goodwill, keep available the services of its officers and employees and maintain satisfactory relationships with those persons having business relationships with it;

(c) confer on a regular basis with one or more representatives of the other to report operational matters of materiality and any proposals to engage in material transactions;

(d) will not amend their Articles of Incorporation or By Laws;

(e) will promptly notify the other of any material emergency or other material change in the condition, financial or otherwise, business, properties, assets, liabilities, prospects or the normal course of its businesses or in the operation of its properties, any material litigation or material governmental complaints, investigations or hearings, or communications indicating that the same may be contemplated, or the breach in any material respect of any representation or warranty contained herein;

(f) will not (i) issue, sell or pledge, or agree to issue, sell or pledge, any shares of its capital stock, effect any stock split or otherwise change its capitalization as it existed on the date hereof, (ii) grant, confer or award any option, warrant, conversion, right or other right to acquire any shares of its capital stock or grant any right to convert or exchange any securities for common stock, (iii) increase any compensation or enter into or amend any employment agreement with any of its present or future officers or directors, other than in the ordinary course of business, (iv) adopt any new employee benefit plan, other than in the ordinary course of business, including any stock option, stock benefit or stock purchase plan, or amend any existing employee benefit plan in any material respect, other than in the ordinary course of business, except, in each case, for changes which are less favorable to participants in such plans or as may be required by applicable law, or (v) amend any officer employment agreement or increase any compensation payable pursuant to such employment agreements;

(g) will not (i) except in the normal course of business as consistent with prior practice, declare, set aside or pay any dividend, whether in cash, stock or property, or make any other distribution or payment with respect to any shares of its capital stock or (ii) directly or indirectly redeem, purchase or otherwise acquire any shares of its capital stock or make any commitment for any such action;

(h) will not (i) sell, lease or otherwise dispose of any assets which are of a material amount, individually or in the aggregate, or (ii) make any acquisition, by means of merger or otherwise, of any assets or securities which are of a material amount, individually or in the aggregate.

(i) will not agree in writing to take (i) any of the foregoing actions or (ii) any action which would make any representation or warranty of the Company herein untrue or incorrect

(B) From and After the Effective Date,

(a)  The Surviving Corporaton will take all steps necessary to qualify its common stock for deposit through Depository Trust Company (“DTC”).  Yuengling’s will use the proceeds of the Convertible Promissory Note in the principal amount of $15,000.00 dated January 9, 2018 issued to Freelife Investments Inc.  (“Freelife Note”) for the sole purpose of covering the costs and expenses to be incurred by the Surviving Corporation in obtaining DTC eligibility.   The Surviving Corporation shall submit the application for eligibility to DTC upon written demand of Freelife Investments Inc. On the Effective Date, the Surviving Corporation shall assume liability for repayment of the Note.

(b)  Yuengling’s covenants that for a period of twelve (12) months following the Effective Date, the Surviving Corporation will not file a registration statement with the SEC on Form S-8.

IN WITNESS WHEREOF, each of the parties has caused this Amendment to be executed on its behalf by its respective officers thereunto duly authorized, all as of the day and year first above written.

SEGUIN NATURAL HAIR PRODUCTS INC.

By:
Name: Kimberly Wright, President

YUENGLING’S ICE CREAM CORPORATION

By:
Name: David Yuengling, President